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                                                                  EXHIBIT 10.42

                             EMPLOYMENT AGREEMENT

     This Employment Agreement, by and between Theodore M. Clark (Clark) and Burke Industries, Inc. (Burke) is made and entered into as of the last date that this Agreement is executed by the parties.

                                   RECITALS

     WHEREAS, Burke is a California corporation, with offices and business operations in the state of California; and

     WHEREAS, Burke desires to employ and utilize the services of Clark, subject to the terms and conditions stated herein; and

     WHEREAS, Clark desires to be employed by Burke subject to the terms and conditions stated herein;

     NOW THEREFORE, it is hereby agreed by and between the parties as follows:

     1. TERM: This Agreement shall have a term of two (2) years beginning on January 1, 2000, and ending on December 31, 2001, subject to annual extensions as hereinafter provided unless earlier terminated in accordance with the provisions of this Agreement. After December 31, 2001, this Agreement shall be extended for additional successive one-year terms unless terminated by either party with not less than 90 days notice.

     2. DUTIES OF CLARK: Clark shall be employed as the President and Chief Executive Officer of Burke. Clark shall assume such duties as are assigned to him by the Board of Directors of Burke, and shall devote his exclusive and full-time services, energy and attention to the business of Burke. The scope of Clark's duties hereunder may be modified from time to time at the discretion of the Board of Directors of Burke, provided that such modified duties shall be of the nature customarily performed by a chief executive officer in a position similar to that held by Clark. Clark shall not be required to perform the duties required of him under this Agreement at a location more than fifty (50) miles from the current place of business of Burke located in Sante Fe Springs, California.

     3.  COMPENSATION:

         A. Burke shall pay Clark a base salary of $300,000 annually. This base salary may be increased by the Board of Directors of Burke. This salary shall be paid to Clark in installments on the dates customarily set for the payment of executive salaries at Burke.

         B. Clark shall also receive an annual bonus of up to 100 percent of his base salary, which annual bonus shall be based upon performance criteria as agreed by the Board of Directors of Burke and Clark. Clark shall also participate in any performance based or profit participation programs as may be established for Burke executives.

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         C.  Clark shall also be selected by the Board of Directors to receive options to acquire not less than four (4) percent of the stock of Burke pursuant to the Burke Industries, Inc. 1997 Stock Option Plan ("The Plan") that was approved by the shareholders of Burke, which options will be exercisable within thirty (30) days after the termination of Clark's employment in accordance with Section 5.10 of The Plan.

     4. EMPLOYMENT BENEFITS: Clark shall also be entitled to participate in any and all employee benefit plans or programs of any nature or kind whatsoever now existing or that may hereafter be adopted by Burke for its employees and executives when and as Clark becomes eligible for such benefits, including, but not limited to, vacations, retirement plans, thrift plans, medical plans, life insurance plans, disability insurance plans, and any other employee benefit plans or programs. Notwithstanding the foregoing, Clark shall be eligible to participate in the medical and disability plan benefits beginning on January 1, 2000. A copy of the schedule of the current employee benefit plans is attached to this Agreement. In addition to such plans, Burke will pay to Clark a monthly automobile allowance for an automobile of his choosing.

     5. COMPENSATION DURING DISABILITY: In the event that Clark shall fail or be unable to perform his services by reason of illness, or if he should become incapacitated for a period of more than one (1) month, the compensation payable to Clark under this Agreement during such illness or incapacity shall be suspended, this Agreement shall remain in effect and Clark shall be compensated in accordance with Burke policies then in effect for exempt employees who become disabled to the extent that Clark has elected to participate in the programs available under such policies. Full compensation shall be restored to Clark upon his return to full time employment, and this Agreement shall not otherwise be affected by such disability provided, however, that nothing in this Section shall affect Burke's right to terminate this agreement in accordance with Section 9.B.

     6. BUSINESS EXPENSES: Clark shall be authorized to incur reasonable and customary business expenses, including expenses for entertainment and travel, in accordance with Burke policies. Clark shall be reimbursed for itemized accounts of business expenditures presented in accordance with Burke policies and procedures.

     7. SALE, MERGER OR DISSOLUTION: For the purposes of this agreement, a "Change in Control" of Burke, shall be defined as follows:

         A. Any event by which an individual, entity, or group (a "Person"), other than J.F. Lehman Group which now owns 65% of all shares of Burke, acquires direct or indirect ownership or control of at least a majority of the combined voting power of the then outstanding voting shares of Burke; or

          B. The consummation of a reorganization, merger or consolidation, or such other disposition or transfer of a majority of the assets of Burke, whether in one or more separate transactions, to any Person or Persons not controlled by J.F. Lehman & Company.

     This Agreement shall not be terminated by a Change in Control or by the voluntary or involuntary dissolution of Burke. In the event of any such Change in Control or dissolution, the provisions of this Agreement shall be binding on and inure to the benefit of the surviving or

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purchasing business, entity or Person to which such assets or voting securities shall be transferred.

     8. CONFIDENTIAL INFORMATION: Clark agrees not to use or disclose, either directly or indirectly, any confidential information of Burke, except as required in the course of his employment with Burke. For the purposes of this Section 8, the term "Confidential Information" includes information relating to the processes, products, manufacturing techniques, methodology, practices, policies, technical plans, computer programs, reports, customer or employee lists, marketing plans, distribution channels and financial information which may have been developed by, derived from or obtained in the course of the business of Burke.

     9.  TERMINATION:

         A. TERMINATION FOR CAUSE: This Agreement may be terminated by Burke for cause if Clark willfully breaches, grossly neglects, fails or refuses to perform the duties that he is required to perform hereunder, or willfully and knowingly discloses confidential information, or fails to perform the material covenants of this Agreement.

         B. TERMINATION ON DISABILITY: If Clark is unable to perform the essential functions of his position with reasonable accommodation due to any mental or physical disability, then Burke shall have the right to declare this Agreement terminated if such disability continues for six (6) consecutive full calendar months following the expiration of any sick leave and medical leave available pursuant to any Burke policy.

     10. COMPENSATION UPON TERMINATION:

         A. TERMINATION FOR CAUSE: If Clark's employment is terminated for cause, Burke shall pay to Clark his full base salary through the date of termination at the rate in effect at the time of the termination, and any unpaid expenses, and any unused earned vacation to the extent required by law, as well as any life insurance, disability payments or other benefits then owed to Clark under any benefit plans or programs then maintained by Burke (the "Accrued Benefits"). Burke shall, thereafter, have no further obligations to Clark under this Agreement.

         B. TERMINATION UPON DEATH OR DISABILITY: If Clark's employment is terminated by Clark's death or disability (as defined above), Burke shall
(i) continue coverage of Clark's dependents (if any) under all benefit plans or programs under Section 4 hereof for a period of six (6) months, and (ii) pay to Clark's estate the accrued portion of any salary and bonus through the date of termination. Burke shall, thereafter, have no further obligations to Clark under this Agreement.

         C. TERMINATION UPON NOTICE: If Clark's employment is terminated after December 31, 2001 pursuant to 90 days notice in accordance with
Section 1, Burke shall pay to Clark the salary, expenses and benefits due to him pursuant to this Agreement through the end of the then current one-year term, and shall also pay to Clark his full base salary for an additional twelve (12) months thereafter at the rate in effect at the time of termination.

     11. CONSTRUCTION: This Agreement shall be construed in accordance with the laws of the State of California. If any provision of this Agreement is held invalid or unenforceable, the

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remainder of this Agreement shall remain in full force and-effect.  If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances. This Agreement shall also be construed according to its fair meaning and not for or against Clark or Burke regardless of who is responsible for its preparation in whole or in part.

     12. INTEGRATED COMPLETE AGREEMENT: This agreement integrates and supersedes all other prior and contemporaneous written and oral agreements and understandings of every character between Clark and Burke and comprises the entire agreement between Clark and Burke regarding the terms of Clark's employment. This Agreement may be amended only by a further express written agreement between Clark and Burke and cannot be amended by informal discussions or written communications from either party to the other. No waiver of any rights or obligations under this Agreement shall be deemed to have occurred unless made in writing signed by the party against whom such waiver is asserted, and no waiver shall be deemed a waiver of any other or subsequent rights or obligations. Nothing in this Agreement shall be construed to limit any amount that Clark is entitled to receive under any applicable federal or state law or any other written agreement, policy, program or plan.

     13. ARBITRATION:   Any controversy or claim arising out of or relating
to this Agreement, or the breach, termination or invalidity thereof, and all other related claims shall be exclusively and finally settled by arbitration in accordance with the Labor Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be rendered in any court having jurisdiction thereof. Such arbitration shall be held in Los Angeles or the principal city of the federal judicial district in which Clark resides as of the date of termination.

     14. NOTICES: Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change his address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt. Mailed notices shall be deemed communicated as of three (3) days after mailing, as follows:

               If to Burke:   Burke Industries, Inc.
                              2250 South Tenth Street
                              San Jose, CA  95112

               If to Clark:   Theodore M. Clark
                              177 Oak Meadow Rd.
                              Sierra Madre, CA  91024

     15. ATTORNEYS' FEES AND COSTS: If any arbitration proceeding or action at law or in equity is instituted in order to enforce or interpret the terms of this Agreement or any dispute with respect thereto, then the prevailing party shall be entitled to an award of reasonable attorneys' fees, costs and disbursements in addition to any other costs to which he might otherwise be entitled. An arbitrator shall have the authority to determine the appropriate amount of attorneys' fees and costs for all arbitration proceedings.

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     16. ASSIGNMENT:  The rights and obligations of Burke under this
Agreement shall inure to the benefit of, and shall be binding upon, its successors and assigns. Any successor or assignee of Burke shall be deemed substituted for Burke under the terms of this Agreement for all purposes. Successors and assigns shall include, but not be limited to, any Person acquiring Burke or its assets in a Change in Control. Burke warrants and represents that any Change in Control to which it is a party shall be conditioned upon and will not be executed without an agreement by the Person acquiring Burke or its assets to assume its obligations under this Agreement and that Burke will use its best efforts to assure that any agreement involving a Change in Control to which Burke is not a party shall also be so conditioned.

     17. COUNTERPARTS: This agreement may be signed in one or more counterparts, each of which shall be deemed to be an original.

     EXECUTED and made effective this 16th day of September, 1999 at Glendale, California.

Theodore M. Clark                      Burke Industries, Inc.

/s/ Theodore M. Clark                  By: /s/ John Lehman
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                                       Its:  Chairman
                                           -------------------------
                                             H.R. Committee


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